Exhibit 5.1 Taft Stettinius & Hollister LLP 2200 IDS Center 80 South Eighth Street Minneapolis, Minnesota 55402

March 14, 2025

Creative Realities, Inc.

13100 Magisterial Drive, Suite 100

Louisville, Kentucky 40223

Re:	Registration Statement on Form S-3 Filed by Creative Realities, Inc.

Ladies and Gentlemen:

We have acted as counsel to Creative Realities, Inc., a Minnesota corporation (the “Company”), in connection with the offer and sale by the Company of (i) warrants (the “Warrants”) to purchase up to an aggregate of 777,800 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), and (ii) an aggregate of 777,800 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares” and collectively with the Warrants, the “Securities”), pursuant to that certain Settlement Agreement and Fifth Amendment to Merger Agreement dated March 14, 2025 among the Company, Reflect Systems, Inc. and RSI Exit Corporation (the “Settlement Agreement”). The offering and sale of the Securities is included in a Registration Statement on Form S-3 (File No. 333-272202) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the Commission on June 6, 2023, and the prospectus supplement dated March 14, 2025 (the “Prospectus Supplement”), supplementing the prospectus dated June 6, 2023 (the “Base Prospectus”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined all documents, records, certificates and matters of law as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based on the foregoing, we are of the opinion that:

1.

The Warrants, when issued and delivered by the Company pursuant to the terms of the Settlement Agreement, against receipt of the consideration provided for in the Settlement Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

2.

The Warrant Shares have been duly authorized and, if and when issued and delivered by the Company upon exercise of the Warrants in accordance with the terms thereof, including, without limitation, the payment in full of applicable consideration, the Warrant Shares will be validly issued, fully paid and nonassessable.

The opinion set forth in paragraph 1 above is subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

We are members of the bar of the State of Minnesota and express no opinion as to the laws of any state or jurisdiction. With respect to our opinion in paragraph 1 relating to the enforceability of the Warrants, which by their terms are governed by the laws of the State of Delaware, we have assumed without investigation or review that the internal law of the State of Delaware is identical to the internal law of the State of Minnesota.

This opinion is intended solely for your use in connection with the offering and sale of the Securities and is not to be relied upon for any other purpose. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

We hereby consent to the inclusion of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on March 17, 2025 and further consent to references to us under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ TAFT STETINNIUS & HOLLISTER LLP TAFT STETINNIUS & HOLLISTER LLP